April 12, 1999

Jill T. McGruder
Western-Southern Life Assurance Company
400 Broadway
Cincinnati, Ohio  45202

Mark Wilkerson
Columbus Life Insurance Company
400 East 4th Street
Cincinnati, Ohio  45202

     Re: MFS Variable Insurance Trust (the "Trust")

Dear Ms. McGruder and Mr. Wilkerson:

     The purpose of this letter is to confirm certain financial arrangements between Massachusetts Financial Services Company ("MFS"), the investment adviser to the Trust, on the one hand, and Western-Southern Life Assurance Company and Columbus Life Insurance Company (collectively, "Western-Southern/Columbus"), on the other hand, in connection with Western-Southern/Columbus' investment in the Trust. MFS or its affiliates agree to pay an administrative assistance fee to Touchstone Securities, Inc., an affiliate of Western-Southern/Columbus, equal, on an annualized basis, to 0.20% of the net assets of the Trust attributable to variable life or variable annuity contracts offered by Western-Southern/Columbus. Such fee shall be paid quarterly (on a calendar year basis) in arrears.

     Please confirm your understanding of this arrangement by having the enclosed duplicate copy of this letter signed where indicated below and return this duplicate copy to me.

                                      Very truly yours,
                                      MASSACHUSETTS FINANCIAL SERVICES COMPANY



                                      Jeffrey L. Shames
                                      Chairman and Chief Executive Officer

WESTERN-SOUTHERN LIFE ASSURANCE COMPANY


By: _______________________________
Title: ____________________________

COLUMBUS LIFE INSURANCE COMPANY


By: _______________________________
Title: ____________________________

Enclosure

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cc:  Erik G. Lindahl
     Lynne Barnett